Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis

Director of Investor Relations	Chief Financial Officer

Avici Systems Inc.	Avici Systems Inc.

978-964-2000	978-964-2000

ivyadro@avici.com	pbrauneis@avici.com

Avici Announces Plan to Streamline Business, Reduce Costs and Refocus Strategy

Strategic re-alignment emphasizes commitment to future profitability, positive cash flow and improved shareholder value

North Billerica, MA, February 16, 2006 — Avici Systems Inc. (NASDAQ: AVCI), today announced its plan to restructure its business and realign its cost structure. A major part of the transition is expected to be completed by mid year and is designed to improve performance and reduce costs by more closely focusing development efforts on a core set of features and functionalities.

“After a thorough review of our business, we have formulated a plan that will enable Avici to perform better for both our customers and our shareholders,” said Bill Leighton, Avici’s CEO. “We are committed to executing a more focused strategy aimed at driving Avici to profitability and positive cash flow. Tactically, we will concentrate our energies on those opportunities, that provide the optimum return for each dollar invested while in parallel, we evaluate other strategic alternatives to maximize shareholder value. We are working with Morgan Stanley and Bowen Advisors to assist us in that effort.”

Cost Savings

Beginning immediately, and over the next several months, Avici plans to reduce its base of full time and contract personnel by approximately 45% and to curtail other discretionary spending commensurate with the restructured business. It is anticipated that cost savings on an annualized basis beginning in 2007 will approximate $20 million compared to 2005. Avici expects to post charges of approximately $6.0 million associated with the restructuring actions during the transition period, of which approximately $4.3 million is cash based. The company expects to record approximately $4.0 million of these charges in its first quarter ending March 31, 2006, of which approximately $2.2 million is cash based and will be disbursed prior to mid-year.

Conference Call Information

Avici will host a conference call today at 8:30 a.m. EST to provide further details on the reorganization and fourth quarter earnings.

To participate via telephone, the dial-in number is 877-209-0397. Please call ten minutes prior to the scheduled conference call time. For live Webcasting, go to the Avici Web site at www.avici.com and access the investor relations section, clicking on either the live Webcast link or the microphone icon to listen.

The conference call will be archived on the Avici Web site. A replay will be accessible by telephone after 1:00 p.m., for approximately 48 hours afterward. To replay the call, dial 800-475-6701 using the access code 817231.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the impact of restructuring and realignment, the amount and timing of the occurrence of related charges, risks associated with focusing on a core set of features and functionalities, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on distribution partners, risks associated with international expansion, and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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